UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2015 (July 2, 2015)

LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 2, 2015, Linn Energy, LLC (the “Company”), through certain of its wholly-owned subsidiaries, entered into a definitive purchase and sale agreement (the “Purchase and Sale Agreement”) to sell its remaining position in Howard County in the Permian Basin for a contract price of approximately $281 million (the “Divestiture”). The Divestiture is expected to close in the third quarter 2015 with an effective date of May 1, 2015. The transaction is subject to satisfactory completion of title and environmental due diligence, as well as the satisfaction of closing conditions. There can be no assurance that all of the conditions to closing the Divestiture will be satisfied.
The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015. A copy of the press release announcing the Divestiture is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibit.

99.1	Press Release of Linn Energy, LLC dated July 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: July 9, 2015	By:	/s/ Candice J. Wells
Candice J. Wells
Vice President, General Counsel and Corporate Secretary